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                                                                                                              Exhibit  12.1
                                                                                                             July 29, 2002
                              THE SOUTHERN COMPANY
            Computation of ratio of earnings to fixed charges for the
                       five years ended December 31, 2001,
                      the three months ended March 31, 2002
                     and the six months ended June 30, 2002
                                                                                                    Three         Six
                                                                                                    Months       Months
                                                                                                    Ended        Ended
                                                        Year ended December 31,                    March 31,     June 30,
                           --------------------------------------------------------------------------------------------------
                               1997          1998          1999         2000         2001           2002          2002
                                                                                                (unaudited)    (unaudited)
                         --------------------------------------------------------------Thousands of Dollars------------------
EARNINGS AS DEFINED IN ITEM 503 OF REGULATION S-K:
  Earnings Before Interes and
     Income Taxes           $ 2,334,839    $ 2,353,643  $ 2,236,439   $ 2,412,846   $ 2,420,930   $ 508,128   $ 1,174,043
   AFUDC - Debt funds/
    CapitalInterest              14,053         11,914       23,924        44,356        56,635      12,269        28,108
                            -----------    ------------ -----------   -----------  ------------   ----------      --------
    Earnings as defined     $ 2,348,892    $ 2,365,557  $ 2,260,363   $ 2,457,202   $ 2,477,565   $ 520,397   $  1,202,151
                            ===========    ===========  ===========   ===========   ============  ==========      ========




FIXED CHARGES AS DEFINED IN ITEM 503 OF REGULATION S-K:
  Interest on
    long-term debt          $   404,596    $  378,598  $   394,343   $   485,488    $  463,710    $ 113,635   $    238,685
  Interest on interim
    obligations                  74,606        64,224       93,751       134,035        82,386        8,120         16,748
  Amort of debt disc, premium
   and expense, net              28,444        60,282       30,666        30,247        30,808        8,200         10,566
  Other interest  charges       148,296       181,772      207,525       206,363       205,951       45,394         91,877
                            -----------    ----------  -----------   -----------    -----------  ----------      ---------
    Fixed charges as
      defined               $   655,942    $  684,876  $   726,285   $   856,133    $  782,855   $  175,349   $    357,876
                            ===========    ==========  ===========   ===========    ===========  ==========      =========



RATIO OF EARNINGS TO
FIXED CHARGES                     3.58          3.45         3.11          2.87          3.16         2.97           3.36

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